Exhibit k.5

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of August, 2013, by and between TARP Preferred Holdco I, LLC, TARP Preferred Holdco II, LLC, TARP Preferred Holdco III, LLC, TARP Preferred Holdco IV, LLC, TARP Preferred Holdco V, LLC, TARP Preferred Holdco VI, LLC, in each case, in their respective capacities as sellers (each a “Seller”, and collectively, “Sellers”) and StoneCastle Financial Corporation, a Delaware corporation (“Buyer”, and together with the Sellers, collectively, the “Parties”, and each a “Party”).

W I T N E S S E T H:

WHEREAS, each Seller desires to sell the principal amount of preferred securities issued under the TARP Capital Purchase Program identified opposite such Seller’s name on Schedule 1 hereto (individually a “Security” and collectively, the “Securities”); and

WHEREAS, Buyer desires to buy such Securities; and

WHEREAS, the Buyer and an affiliate of Sellers have previously executed a letter of intent dated August 2, 2013 evidencing their mutual desire to enter into this Agreement (“LOI”).

NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	PURCHASE TRANSACTION

Subject to the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), and in exchange for payment to each Seller by Buyer of the Adjusted Individual Security Purchase Price (as hereinafter defined), each Seller will sell, assign and transfer to Buyer, and Buyer will purchase from each Seller, all of such Sellers’ right, title and interest in and to the Securities set forth opposite such Seller’s name on Schedule I (as such number or amount of Securities may be reduced in accordance with Sections 1.c) and 1.d)). The sale of Securities shall be effected as follows:

a)	With respect to Securities that will be delivered or held in definitive, certificated form, the original of the relevant certificate with respect to the related Securities will be delivered to Buyer, either (i) registered in the name of Buyer or (ii) in form suitable for transfer, with accompanying duly executed instruments of transfer or appropriate instruments of assignment executed in blank, transfer tax stamps, and any other documents or instruments reasonably necessary to effect and perfect a legally valid delivery of such Security to Buyer.

b)	For purposes hereof, the term “Individual Security Purchase Price” with respect to a Security is the sum of 100% of the par amount of such Security plus all accrued dividends up to and including the Closing Date and the term “Adjusted Individual Security Purchase Price” with respect to a Security is the Individual Security Purchase Price as adjusted pursuant to and in accordance with Sections 1.c) and 1.d). Each Seller will provide (or will cause to be provided) the final Adjusted Individual Security Purchase Price for such Seller’s Securities being sold hereunder on the date that is one business day prior to the Closing Date.

c)	Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall in any way limit or prohibit (i) a Seller from (A) selling or proposing to sell the Securities owned by such Seller upon the occurrence of a Credit Event (as hereinafter defined), as determined by such Seller in its sole discretion, at a price that is less than the Individual Security Purchase Price of such Securities, and engaging in solicitations and negotiations in connection with such sales or proposed sales, or (B) responding and selling or proposing to sell the Securities owned by such Seller in connection with any unsolicited offer for such Securities at prices above the Individual Security Purchase Price for such Securities, provided that such Seller first complies with the Above Par ROFR (as hereinafter defined) or (ii) Buyer from electing not to purchase one or more of the Securities upon the occurrence of a Credit Event as determined by Buyer, in its sole discretion.

i.	“Credit Event”: As it relates to any Securities or all Securities, shall mean the occurrence of one or more material changes in the credit markets and/or the interest rate or the credit-worthiness of any issuer of a Security, including, but not limited to, the announcement by such issuer or a regulator of an intent to cause the deferral of dividend payments.

ii.	“Above Par ROFR”: In the event that during the term of this Agreement, a Seller or any of its affiliates receives an unsolicited offer from a third party to acquire all or part of the Securities owned by such Seller (for purposes of this clause, “Subject Securities”), at a price greater than the Individual Security Purchase Price for such Securities (such price, a “Above Par Price”), such Seller will provide Buyer prompt written notice describing the terms of such offer (an “Offer Notice”). At any time within one business day of receipt of an Offer Notice (the “ROFR Period”), Buyer shall be permitted to accept the terms of such offer by delivering written notice of same to such Seller. If (i) Buyer rejects an Offer Notice, (ii) fails to respond to an Offer Notice before the expiration of the ROFR Period or (iii) fails to close on the purchase of the Subject Securities within one business day following acceptance of an Offer Notice, such Seller shall be permitted to sell the Subject Securities at a price not less than the Above Par Price and otherwise on terms consistent with those described in the Offer Notice without any further obligations to Buyer. In such event, such Securities shall no longer be subject to the terms of this Agreement.

iii.	The number or amount of Securities that (A) are sold or held for sale by a Seller to a buyer other than the Buyer on account of a Credit Event or following compliance with the Above Par ROFR, or (B) are not acquired by Buyer on account of a Credit Event, will no longer be subject to the terms of this Agreement and the Seller holding such Securities shall be free to trade such Securities without any obligation to Buyer hereunder or otherwise; provided that, in the case of Clause (A), Buyer shall remain obligated to acquire up to the maximum number or amount of Securities available, if any, after giving effect to any such sales (or contemplated sales) to third parties.

d)	Adjusted Purchase Amount. Notwithstanding anything to the contrary contained herein, the exact amount of Securities that Buyer shall be obligated to purchase from each Seller under this Agreement shall be subject to adjustment as described below:

Each Seller acknowledges that Buyer intends to limit the amount of any individual Security to 20% of Buyer’s total assets (with no more than one position exceeding 5% of its assets) and will permit Buyer to reduce the dollar amount to be purchased of any Security in order to comply with such limitation provided that Buyer shall acquire up to the maximum amount permissible under such limitations, subject to the conditions contained herein. In the event that pursuant to the terms of this Section 1.d), Buyer reduces the dollar amount of Securities that it will purchase from one or more Sellers, the dollar amount of Securities so reduced will no longer be subject to the terms of this Agreement and the Seller holding such dollar amount of Securities shall be free to trade such Securities without any obligation to Buyer hereunder or otherwise.

2.	REPRESENTATIONS AND WARRANTIES

a)	Each Party represents and warrants to the other as follows:

i.	such Party has the full legal power and authority to enter into this Agreement and to perform the transactions contemplated hereby in accordance with its terms;

ii.	the execution and delivery by such Party of this Agreement and the performance by such Party of this Agreement has been duly authorized by all necessary action on the part of such Party;

iii.	such Party is duly formed and in good standing in its state of formation;

iv.	such Party has not retained and is not required to pay a broker’s or finder’s commission or fee as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby;

v.	this Agreement has been duly and validly executed and delivered by such Party and, assuming due execution and delivery of this Agreement by the other Parties hereto, constitutes the binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity;

vi.	the execution, delivery and performance by such Party of this Agreement will not, with or without the giving of notice or the lapse of time, or both, violate any provision of law to which such Party is subject, violate any order, judgment or decree applicable to such Party or conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement or trust agreement, as applicable, or any material agreement or instrument to which such Party is a party. No consent, approval, authorization or order of any court, governmental authority or agency or of any third party which has not been obtained is required in connection with the execution, delivery and performance by such Party of this Agreement;

vii.	neither such Party nor any of its representatives, agents or affiliates has, directly or indirectly, provided, made or received, or caused to be provided, made or received, any payments, or entered into any agreement or transaction with any third party, except in compliance with all applicable laws and rules of ethics, including 18 U.S.C. § 666, the United States Foreign Corrupt Practices Act (if it were applicable) and entering into this Agreement and all actions contemplated in connection herewith could not reasonably be expected to violate any of such laws;

viii.	no investigation, proceeding, action, suit, court order or other legal proceeding of any kind or nature before any governmental authority or arbitrator is pending or, to such Party’s knowledge, threatened, that in any case, may have the effect of making illegal the transactions contemplated by this Agreement.

b)	Buyer represents and warrants to Sellers as follows:

i.	At Closing, Buyer will be an institution or other entity (not an individual) that is an “accredited investor” (i) that meets the standards in Rule 501(a)(1), (2), (3) or (7) under the Act and (ii) that has total assets or assets under management of not less than $25,000,000;

ii.	Buyer is a resident of the United States or an entity organized under the laws of one of the states of the United States or the District of Columbia;

iii.	Buyer understands that the Securities have not been and will not be registered for offer or resale under the Securities Act of 1933 (the “Act”) or any state securities laws and, accordingly, may be reoffered, resold, pledged or otherwise transferred only if exemptions from the Act and applicable state securities laws are available to it, and that none of the Sellers or any Securities issuer has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Act or any applicable state securities laws for the reoffer, resale, pledge or other transfer of any Securities, or that any Securities purchased by it pursuant to this Agreement will ever be able to be lawfully reoffered, resold, pledged or otherwise transferred; and

iv.	Buyer acknowledges that (i) each Security issuer is subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”) or the Savings and Loan Holding Company Act (the “SLHCA”), and federal and state banking regulations, and that such laws and regulations may impact the rights and obligations of holders of the Securities, including an issuer’s ability to make payments in relation to, or redeem, the Securities and (ii) if the Securities were to become “voting securities” for the purposes of the BHCA or SLHCA, as applicable, whether because the issuer were to have missed six dividend or interest payments, as the case may be, and holders of the Securities having been granted the right to elect directors as a result, or for other reasons, (A) a holder of more than 25% (in the case of issuers subject to the BHCA) or 25% or more (in the case of issuers subject to the SLHCA) of the Securities, or a holder of a lesser percentage of the Securities that is deemed to exercise a “controlling influence” over an issuer, may become subject to regulation under the BHCA or SLHCA, as the case may be, (B) any bank holding company or foreign bank that is subject to the BHCA or the SLHCA may need approval to acquire or retain more than 5% of the then outstanding Securities, (c) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Securities. Further, the Buyer acknowledges that a holder or group of holders may also be deemed to control an issuer if it or they own one-third or more of an issuer’s total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock, and including, possibly, any subordinated debt securities issued by the issuer.

c)	Each Seller represents and warrants that it has, or immediately prior to the Closing will have, good and valid title to the Securities owned by such Seller, free and clear of any and all liens other than those liens contained in the organizational documents relating to the issuer of such Securities and liens arising under applicable securities laws.

d)	Each Seller agrees to provide the Buyer with full access to the information it possesses relating to the Securities owned by such Seller and will provide Buyer with such other information and documentation about such Securities which such Seller has in its possession, in each case, to the extent not contained at: http://www.treasury.gov/initiatives/financial-stability/TARP-Programs/bank-investment-programs/cap/Pages/contracts.aspx.

e)	Each Seller shall, to the extent it possesses such rights, assign to the Buyer all collateral rights related to the Securities, including, without limitation, all rights under any registration rights, investors’ rights and shareholders’ agreements.

f)	Buyer acknowledges that neither the solicitation of an offer for, nor the sale of, Securities by any Seller has been registered under any securities laws. Buyer intends to acquire the Securities for its own benefit and account and is not acquiring the Securities with the intent of distributing such Securities in a manner that would violate any federal or state securities laws. At no time has Buyer been solicited by or through any public promotion in connection with the transactions contemplated by this Agreement.

g)	Buyer is a sophisticated, experienced and knowledgeable purchaser of securities such as the Securities (with sufficient financial resources, technical expertise and personnel), is able to evaluate (and has in fact evaluated) the Securities for purchase and the merits and economic and other risks of acquiring and owning the Securities and Buyer’s other obligations under this Agreement. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (i) has satisfied itself, based upon the representations and warranties of Seller set forth in this Agreement and its own independent investigation, as to the Securities and the issuers thereof, (ii) has relied on no representations or warranties of any Seller (other than as expressly set forth in this Agreement) and otherwise has relied solely on its own independent investigation, evaluation, appraisal and judgment of the Securities, (iii) has, with its legal counsel and other advisers, carefully reviewed all of the provisions of this Agreement and (iv) fully understands the legal effects of this Agreement, including without limitation the meaning and effect of each provision of this Agreement.

h)	BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND THAT EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY (OTHER THAN THOSE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT), WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE.

3.	CLOSING; TERMINATION

a)	Subject at all times to Section 1.c) and 1.d) of this Agreement, the closing of the purchase and sale of Securities owned by each Seller to Buyer (the “Closing”) shall take place on or before the Termination Date on the date that is three business days following the satisfaction or waiver of the conditions set forth in Section 4 (such date hereinafter referred to as the “Closing Date”). It is intended that the purchase and sale of the Securities shall occur at a single Closing on the same Closing Date. The Closing shall take place at a time and place to be agreed upon by the Parties.

b)	Subject to the terms and conditions of this Agreement, including, without limitation Sections 1.c) and 1.d) hereof, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement.

c)	As it relates to each Security or all Securities, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

i.	by mutual written consent of any Seller(s) and Buyer; or

ii.	by any Seller if the Closing with respect to such Seller’s Securities has not occurred on or before the Termination Date, upon written notice delivered to Buyer; provided, however, that such Seller shall not be entitled to terminate this Agreement pursuant to this Section 3.c)(ii) in the event that Seller’s actions have been the cause of the Closing failing to occur by such date; or

iii.	by Buyer if the Closing has not occurred on or before the Termination Date, upon written notice delivered to any Seller(s); provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 3.c)(iii) in the event that Buyer’s actions have been the cause of the Closing failing to occur by such date; or

iv.	by any Seller(s), in the event that Buyer has breached any of its covenants under this Agreement or any of the representations and warranties of Buyer set forth in this Agreement have become inaccurate, which, in either case, (i) would result in a failure of the condition set forth in Section 4.a)(i) and/or 4.a)(ii) and (ii) are incapable of being cured or have not been cured within five days after Buyer receives written notice of such breach or violation from a Seller; provided, however, that such Seller is not then in material breach of its representations, warranties or covenants under the Agreement; or

v.	by Buyer, in the event that a Seller has breached any of its covenants under this Agreement or any of the representations and warranties of such Seller set forth in this Agreement have become inaccurate, which, in either case, (i) would result in a failure of the condition set forth in Section 4.b)(i) and/or 4.b)(ii) and (ii) are incapable of being cured or have not been cured within five days after such Seller receives written notice of such breach or violation from Buyer; provided, however, that Buyer is not then in material breach of its representations, warranties or covenants under the Agreement; or

vi.	As set forth in Sections 1.c) and 1.d).

d)	In the event of the termination of this Agreement pursuant to Section 3.c) by any Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section 3.d) and Section 5 shall survive the termination hereof. Nothing contained in this Section 3.d) shall relieve any Party from liability for damages actually incurred as a result of any breach of this Agreement including, without limitation, a breach of Section 3.b) of this Agreement.

e)	For purposes hereof, the term “Termination Date” shall mean September 20, 2013 at 5:00 PM EST, unless extended by mutual agreement of the Parties.

4.	CONDITIONS TO CLOSING

a)	Subject at all times to Sections 1.c) and 1.d) of this Agreement, the obligation of each Seller hereunder to sell the Securities owned by such Seller to Buyer on the Closing Date is subject to the satisfaction, or waiver by such Seller, on or before the Closing Date, of each of the following conditions:

i.	All the representations and warranties of Buyer contained herein shall be true and correct on the Closing Date with the same force and effect as if made on and as of the Closing Date;

ii.	Buyer shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or prior to the Closing Date;

iii.	Buyer shall have delivered to such Seller such Seller’s Adjusted Individual Security Purchase Price for the Securities being sold by such Seller; and

iv.	Such Securities shall not have been redeemed or repurchased in whole or in part by the issuer thereof as may be permitted by the terms thereof.

b)	Subject at all times to Sections 1.c) and 1.d) of this Agreement, the obligation of Buyer to purchase the Securities from each Seller on the Closing Date is subject to the satisfaction, or waiver by Buyer, on or before the Closing Date, of each of the following conditions:

i.	All the representations and warranties of such Seller contained herein shall be true and correct on the Closing Date with the same force and effect as if made on and as of the Closing Date;

ii.	Such Seller shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Seller on or prior to the Closing Date; and

iii.	If such Seller has any designees appointed to the board of directors or other governing body of any issuer of Securities owned by such Seller, such Seller shall cause the removal or resignation of such designee(s) and shall deliver a copy of such removal or resignation notice to Buyer;

iv.	Buyer shall have consummated an initial public offering of its securities on or prior to the Termination Date; and

v.	Such Seller shall have delivered the Securities to Buyer in the manner required by Section 1.a).

5.	MISCELLANEOUS

a)	Legal Expenses: Each party shall pay its own legal and accounting expenses, and any other expenses incident to the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not consummated.

b)	No Third Party Benefit: This Agreement is intended only for the benefit of the parties or the benefit of their respective affiliates referred to herein, and nothing herein is intended to or will be construed as conferring upon any person or entity any rights or remedies under or by reason of, and no person or entity is entitled to rely in any way upon, this Agreement.

c)	Entire Agreement: This Agreement contains the entire understanding among the parties hereto concerning the subject matter hereof and, except as expressly provided for herein, supersedes any and all prior representations, warranties, undertakings, covenants, and agreements between the parties and our respective affiliates including, without limitation, the LOI.

d)	Governing Law: This Agreement (and all matters arising out of this Agreement under contract law, tort or any other law) shall be governed by and construed in accordance with the laws of the State of New York.

e)	Submission to Jurisdiction; Service of Process. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Agreement, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

f)	WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THIS AGREEMENT, THE SECURITIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

g)	Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Party without the prior written consent of the other Party.

h)	Notices. All notices, requests, demands and communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile transmission (receipt confirmed orally), on the date given, (ii) if delivered by a courier express delivery service, on the date of delivery, or (iii) if by certified or registered mail, postage prepaid, return receipt requested, three (3) days after mailing, to the Party hereto at such address as such Party may designate by written notice in the manner aforesaid.

i)	Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

j)	Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof; provided, however, that the principal purpose of this Agreement shall be preserved and not be affected.

k)	Further Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of Closing, all such instruments and will take all such actions as the other party may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER TARP Preferred Holdco I, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Person

TARP Preferred Holdco II, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Person

TARP Preferred Holdco III, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Person

TARP Preferred Holdco IV, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Person

TARP Preferred Holdco V, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Person

TARP Preferred Holdco VI, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Person

BUYER STONECASTLE FINANCIAL CORPORATION

By:	/s/ George Shilowitz
Name:	George Shilowitz
Title:	President

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER TARP Preferred Holdco I, LLC TARP Preferred Holdco II, LLC TARP Preferred Holdco III, LLC TARP Preferred Holdco IV, LLC TARP Preferred Holdco V, LLC TARP Preferred Holdco VI, LLC

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Authorized Person
BUYER STONECASTLE FINANCIAL CORPORATION
By:	/s/ George Shilowitz
Name:	George Shilowitz
Title:	President